CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 23, 2015 on the financial statements and financial highlights of Advisers Investment Trust (comprising the Vontobel Global Emerging Markets Equity Institutional Fund (formerly, the AIT Global Emerging Markets Opportunity Fund), Vontobel Global Equity Institutional Fund and Vontobel International Equity Institutional Fund, (the “Funds”) in Post-Effective Amendment Number 30 to the Registration Statement (Form N-1A, No. 333-173080), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

January 26, 2016